                                                                       Ex. 10.41

           EMPLOYMENT AGREEMENT, DATED NOVEMBER 21, 1994 BETWEEN THE
                         PARTNERSHIP AND JAMES A. RIGOT



November 17, 1994



Mr. James A. Rigot
1106 Del Mar Court
Absecon, NJ  08201

Dear Mr. Rigot:

This letter will serve to confirm our understanding and agreement pursuant to which Trump Plaza Associates ("TPA") has agreed to employ you, and you have agreed to be employed by TPA for the Term defined and set forth in Paragraph 2, unless terminated earlier by TPA pursuant to Paragraphs 13 or 14 hereof:

1. You shall be employed by TPA in the capacity of Executive Vice President of Casino Operations to perform such duties as are commonly attendant upon such office.

2. Your employment with TPA, subject to your successful completion of a pre-employment drug test, shall commence on November 30, 1994 and continue for a period of three (3) years thereafter.

3. a. During the term of this Agreement, you shall be paid an annual base salary at the rate of Two Hundred Fifty Thousand ($250,000) Dollars, payable periodically in accordance with TPA's regular payroll practices.

       b. Upon the commencement of your employment with TPA, you shall receive a bonus in the amount of One Hundred Thousand ($100,000) Dollars.

       c. Upon the commencement of your employment, you shall be entitled to three (3) weeks vacation. Thereafter, you will earn vacation in accordance with TPA's regular policies therefor.

4. On the first anniversary of your employment with TPA and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with TPA's regular policies therefor. Any increase of your annual salary shall be in TPA's sole and absolute discretion. At no time during the term hereof shall your annual salary be less than Two Hundred Fifty Thousand ($250,000) Dollars.

5. a. You shall be afforded coverage under TPA's employee insurance programs in such form and at such levels as TPA, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

       b. TPA shall reimburse you for the actual costs of your COBRA health insurance coverage until you are eligible to participate in TPA's insurance program.

6. From the commencement of this Agreement, you shall be entitled to participate in TPA's executive benefit programs, including a bonus program, in such form and at such levels as TPA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

7. You agree that so long as TPA continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TPA, imposes no undue hardship on you and is not injurious to the public.

8. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to TPA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TPA's prior written consent. You will promptly communicate to TPA, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to TPA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TPA. You acknowledge that all of those ideas will be TPA's exclusive property. You agree to sign any documents which TPA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TPA in order to allow TPA to take full advantage of those ideas.

9. You acknowledge that you have access to information which is proprietary and confidential to TPA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and telephone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for TPA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TPA's premises. Upon termination of your employment, you will immediately return to TPA all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

10. You represent to TPA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

11. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TPA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

12. You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

13. You hereby understand and acknowledge that TPA may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean the following: a breach by you of any of the provisions of this Agreement or any employee conduct rules; an act of dishonesty; the deliberate and intentional refusal by you to perform your duties hereunder; alcohol or drug addiction; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of ninety (90) days; or your death. In the event of a termination pursuant to this paragraph, TPA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

14. You hereby also understand and acknowledge that, notwithstanding any other provision hereof, TPA may terminate this Agreement for no cause in its sole discretion immediately upon notice to you. In such event, TPA shall offer you in satisfaction of all obligations and liabilities arising out of your employment relationship with TPA, an amount equal to twelve (12) months at your then current salary. You shall, in such event, execute any and all release documents requested by TPA as a condition precedent to receiving such payment.

15. TPA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TPA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, or governmental entity, including but not limited to the Casino Control Commission (to the extent such is indemnity is permitted by law), company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act and such claim is sustained by a court of competent jurisdiction.

16. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

17. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 7, 8 and 9 of this Agreement and that a breach may cause irreparable injury to TPA which could not be compensated by money damages. Accordingly, TPA will be entitled to enforce this Agreement by obtaining a court order prohibiting you from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.

19. It is understood that until you receive Casino Control Commission approval to serve in position of Executive Vice President of Casino Operations, you shall serve in the position of Casino Manager.

If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicated copy of this letter enclosed herewith.

Very truly yours,

TRUMP PLAZA ASSOCIATES
                                               Agreed & Consented to:

By:          /s/                                          /s/
   -------------------------                   --------------------------
   Barry J. Cregan                                    James A. Rigot
   Chief Operating Officer
                                                        11/21/94
                                               --------------------------
                                                         Date